Exhibit 99.1

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES CLOSING OF SALE OF COMMON STOCK

TIMONIUM, MARYLAND – September 19, 2008 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced that it closed its underwritten public offering of 6,000,000 shares of its common stock at a price to the public of $16.37 per share. Omega received approximately $97 million in net proceeds from the sale of the shares, after deducting underwriting discounts and estimated offering expenses. Omega intends to use the net proceeds of the offering to repay indebtedness outstanding under its senior revolving credit facility and for working capital and general corporate purposes.

UBS Securities LLC acted as the sole book-running manager for the offering. Stifel, Nicolaus & Company, Incorporated acted as co-manager for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or  jurisdiction.

A prospectus relating to these securities has been filed with the Securities and Exchange Commission. The prospectus may be obtained from:

UBS Investment Bank
Prospectus Department
299 Park Avenue
New York, NY 10171

*   *   *   *   *   *

Omega is a real estate investment trust investing in and providing financing to the long-term care industry.  As of June 30, 2008, Omega owned or held mortgages on 252 healthcare facilities, located in 29 states and operated by 26 third-party operators.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company's mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) the Company's ability to maintain its status as a real estate investment trust; and (viii) other factors identified in the Company's filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.